Exhibit 99.1
JPMC CONFERENCING
Moderator: Taylor Harris
November 20, 2008
10:30 am CT

Coordinator:	Welcome and thank you for standing by. At this time, all participants are in a listen-only mode. Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

Now, I will turn over the meeting to Mr. Taylor Harris. You may begin.

Taylor Harris:	Thanks a lot (Sandra) and welcome everybody to today’s call. Thanks for waiting a few extra minutes. We had a lot of people trying to joint he call and I want to thank the NuVasive team. They had a bunch of commitments prior to this, but were able to free up some time for us.

So what we thought we would do today is just in light of the Medtronic quarter and the announcement of the investigation into Infuse a couple of days ago, we had a lot of questions. I’m sure a lot of other people did about what the broader situation was in the spine market right now, where pockets of exposure may lie and so forth.

So what we wanted to do is just provide some perspective on all of these issues and we thought the best way to do that would be specifically to have the NuVasive management team share their thoughts.

So we’re very pleased this morning to have the team from NuVasive, chairman and CEO, Alex Lukianov and the company’s EVP and CFO, Kevin O’Boyle.

One thing I want to mention, we are going to open the call up to questions at the end so if you do have questions, please just email them to me. And so with that prologue, Alex and Kevin, thank you guys very much for joining us this morning.

Man:	Pleasure.

Taylor Harris:	So why don’t we just start with perhaps what is most topical a couple of days ago. Medtronic mentioned that they had received a subpoena for off-label use of Infuse.

And we’ve talked with people in the industry and at Medtronic about this. There’s obviously a fair amount of history with Infuse. To us, our understanding is this, you know, is very specific to Infuse and I want to make sure that that’s your understanding and see do you have any reason to think otherwise on that issue?

Alex Lukianov:	No, I do not think otherwise on that and I would be happy to elaborate my understanding of what’s going on with regard to that.

If you go back several months, there was a second whistle blower lawsuit that was brought against Medtronic and it was specific to Infuse and specific to allegations related to clinician’s utilization of Infuse, or I should say rather, promotion of Infuse. There was a rumor back at that time that DOJ may join into that lawsuit or file a separate lawsuit. And so, again, this goes back now several months.

Around the same point in time, there was news from FDA relative to some complications that took place in the net with the use of Infuse. And so subsequently, some strong statements were issued and so the cervical use of Infuse, which has always been an off-label utilization, was certainly discouraged and surgeons were directed to move away from that use.

So what’s happened subsequent to all of that is that the DOJ has joined into the suit. I don’t know the specifics of how they’ve done that. Simply, I know the same thing that everybody else knows, which was, you know, which was what was announced on Medtronic’s call just the other day.

So that — I guess what I want to clarify with regard to Infuse and we talked this when we acquired Osteocell — we talked about that the timing was especially robust for us because of what was happening in the cervical arena with Infuse.

We saw it as a great opportunity for us with our new Osteocell product to go in with a product that can significantly challenge BMP and which does not have the same level of regulation associated with it.

So if you take a look at what Osteocell is, Osteocell is a cellular bone matrix. It’s derived from a donor. Is it not a synthetically manufactured material, which has to undergo a PMA. And, of course, with Osteocell, it can be used throughout the musculoskeletal system.

So there are no restrictions and there are no specific indications for how that’s done other than for a very broad repair, replacement or reconstruction of musculoskeletal defects.

So that’s my take on what’s happened and I think that what we’ve seen, and I think it’s been clarified by some of the analyst reports that I’ve read. I think people have confused our situation with having Osteocell launching here as a way to take on BMP, which we see as a very formidable opportunity and are very excited about the fact that we can probably make even faster inroads than we originally thought we might be able to and I talked about that a little bit on our own earnings call.

And simply wanted to clarify that, you know, we feel like we’re in an especially strong position right now with regard to Osteocell, which has nothing to do with the situation taking place with Infuse and the various investigations and issues with FDA that are in the lap of Medtronic.

Taylor Harris:	So is that to say, Alex, there’s essentially no possibility of off-label use of Osteocell because it’s — the label is that broad?

Alex Lukianov:	Unless you used it for something outside of musculoskeletal, which obviously would make absolutely no sense. But that’s correct.

Taylor Harris:	Right, okay. I do want to — let me just pause for a second. Operator, (Sandra), I’m hearing — I’m getting emails from people saying they’re still on hold so can you just check to make sure everybody is getting cleared into the call and if we need to expand the number of lines that are available, please go ahead and do that. So thanks (Sandra).

So Alex, back to you guys. The Medtronic quarter, I guess, in their spine business in particular, I think what was surprising there was not necessarily what happened in the hardware piece of their business, that was about in line with where they’ve been over the last four quarters, but what was surprising was the slowdown we saw in their Kyphoplasty business, where you guys did not compete and Infuse did slow more than we thought it would.

And I’m just curious to see if all of that ties with what you guys have seen in the marketplace over the last three to six months.

Alex Lukianov:	I can’t speak as much about Kyphoplasty, because we don’t compete directly with that and we understand that there have been some organizational challenges surrounding really creating a synergist organization on the sales front. So I can’t really comment much about that.

With regard to the biologics business, overall, I think that’s very consistent with what was talked about several months ago and that I just mentioned in some of my opening statements here, that because of the push on not doing cervical applications, which is what came out of FDA, we anticipated — - and this is just from our own perspective - - we anticipated that that could easily be $100 million plus in terms of the biologics business that Medtronic is getting from that area. That’s an estimate on our part.

So we’re not surprised at all to see biologics be flat, given what’s happened in that particular area.

Taylor Harris:	Okay. And is your understanding about Osteocell usage - obviously the biggest opportunity to competitively with Infuse will be in the cervical spine and just maybe clarify for people is Osteocell being used in the cervical spine as a meaningful part of the business already?

Alex Lukianov:	Well, Osteocell is just being rolled out right now as we talked about on our call. So in terms of its application, yes, it’s being applied to the cervical spine, as well as to the lumbar spine, but probably most easily and most readily applied to the cervical spine.

And so the surgeons that have had experience with the product before it came over to us, have certainly talked about they’re favorable, obviously anecdotal, they’re not published results, but favorable results with regard to that product.

So that’s going to be a key area of emphasis for us as we roll it out into the cervical arena and as we’ve talked about, we do have a formidable cervical offering now with regard to all the different products for fusion. So we think that this can work very nicely in concert with the opportunity that has now represented itself in light of the recent events.

Taylor Harris:	Okay, great. And I think maybe what would be helpful for people, I think the Infuse issue raised the question more broadly about off-label utilization in the spine industry with respect to spinal hardware. So Alex, can you just sort of set the framework for us there?

What — to what degree is there off-label use of the basic hardware, you know, plates, rods, screws, interbody implants?

Alex Lukianov:	Well, generally speaking, if you go back from a historical perspective, a great deal of spine, because of pedicle screws, was done off-label. Subsequently, that was resolved with FDA and I’m going back now to the 90s, the early 90s. So that was subsequently resolved.

Then the next area of focus were the various interbody devices and those were used off-label. Subsequently, FDA did down classify those a few years ago and so that resolved it.

So those were the two major areas that I think if anything perhaps had a stigma over spine for the last 15 years with regard to off-label utilization. Those have subsequently been resolved with FDA in terms of their classification.

So that I think removes most of that cloud, so to speak, from once upon a time.

In terms of our product offering, what I can say is that XLIF, for example, our various fusion products are all used on label. I can’t think of anything per se that we have as a company that used off-label. That’s not to say that it hasn’t happened.

And I think what’s key is we certainly do not promote the use of any products to be done in an off-label manner. Physicians, surgeons, have the ability to use a product in any way they choose. That is left to their discretion and we, as a company, have to clearly market our products relative to specific indications.

So I feel when it comes to NuVasive and can’t speak to other companies — I don’t know their regulatory portfolio as well as our own. But I can tell you as far as NuVasive is concerned, we have next to no, if any, off-label utilization of our products that I’m aware of.

Taylor Harris:	Okay and just to clarify then for people. Infuse, as I understand the label, is specific to an approach, the anterior approach I believe. Is that not the case with core hardware?

Alex Lukianov:	Well, Infuse is specific to utilization with a particular - with a case, as well as with an approach. So when it comes to core hardware, core hardware, for example, the various devices that are out there that are made of peek, they are designed for either as partial vertebral body replacements or they are designed for use in that space.

Taylor Harris:	Okay so it doesn’t matter if someone puts them in through a lateral approach versus a posterior anterior approach?

Alex Lukianov:	When it comes to the interbody devices and so forth, yes, that’s correct. It would not matter at all with regard to the particular technique. But technically, Infuse can only be used as you’ve described through an anterior approach with a specific cage.

Taylor Harris:	Okay. Okay, but for interbody — but the same — but interbody implants, pedicle screws, for example, that’s - the approach does not matter? Is that...

Alex Lukianov:	The approach does not matter and the position basically doesn’t matter either.

Taylor Harris:	Okay and neuro vision, I assume, has a broad nerve monitoring claim so it can be used effectively anywhere?

Alex Lukianov:	It could — that’s correct. It’s used anywhere within the entire basically cerebral spinal system — cerebral, sorry, nervous system, that’s what I’m trying to say.

Taylor Harris:	Okay. All right I think that in my mind covers the labeling discussion. Alex, anything else you would comment on on that front?

Alex Lukianov:	No, I think that’s right.

Taylor Harris:	Okay, let’s move on to, you know, what I think the Infuse situation did is it just raised people’s level of concern over broader investigations in the spine market and what I want to do is give you an opportunity to give a historical perspective on this as well.

Because I think a lot of the questions I got, the premise was that the DOJ or other government bodies were going to move from looking at the orthopod, the hip and knee market, to now the spine market.

And what I think may have been lost partially there was the fact that there already have been some investigations into the spine market. For example, Medtronic, Kyphon, Blackstone, there may be others.

Why don’t you just give us your sense of where the DOJ has been in the spine market and where they are right now?

Alex Lukianov:	Well I think your characterization is correct and if you go back several years now, there was — and again it was related in all cases on the Medtronic and Kyphon side to whistleblower suits.

And subsequent to that there was DOJ — there were DOJ investigations and subsequent settlements and so forth.

So whole area has I think been pretty well investigated over the last several years as far as we understand. That has been resolved with regard to clarifying consulting relationships between surgeons and companies.

We know that a number of companies have taken steps with regard to changing some of their compliance measures and the way that they do contracts.

So I think what we’re seeing right now is very specific to the Infuse issue, having to do with questionable — and again I underscore alleged, but alleged questionable promotional activities. I certainly don’t know the ends and outs of that, but I think it’s very specific to that particular issue and again, it’s related to a whistleblower situation, versus an industry wide issue per se.

Taylor Harris:	Okay so do — do you have any thoughts on why the DOJ has not launched an industry wide investigation into spine and have they in anyway contacted you, whether it’s just for background information?

Alex Lukianov:	We have had zero contact with DOJ. They have not reached out to us in any regard whatsoever.

I believe that the issue is largely settled. I mean, there’s certainly always a risk that DOJ will decided to investigate something further or investigate a particular company, but my belief at least is that given the scrutiny that the orthopedic companies underwent and those orthopedic companies all had spine divisions or most of them had spine divisions so they are scrutinized in that process as well.

So I believe that it’s been largely completed. And what we’ve heard and what I’ve talked about before is that if anything, DOJ is looking to turn its attention more on surgeons versus companies and really investigating the surgeon owned companies and taking a look at what those relationships look like.

And so our belief is that is more the focus of potentially future investigations by DOJ versus this particular whistleblower situation with Medtronic.

Taylor Harris:	So you’ve seen what the orthopedic, the hip and knee guys have done, the changes they’ve implemented, since the deferred prosecution agreements were put in place. Why don’t you just maybe compare that to where you guys are internally, your policies on surgeon relationships, compensation, etc.

Alex Lukianov:	Sure. Well, in terms of our policies, our approach has been no different since the inception of the company and that is that we will provide a consulting arrangement with a surgeon when they actually deliver to us with regard to product development ideas, work through the development process with us.

So for the most part, to clarify the kind of relationships that we have with surgeons. We have relationships that can result in a royalty if we purchase IP from an surgeon or if a surgeon is involved in developing IP with us. That’s one.

The second type on the development side is a consulting relationship where they give us feedback on the alpha and beta launch of products, meaning before they’re fully commercialized. We go ahead and try them out with a number of different surgeons to make sure that they’re happy with instrumentation and then we tweak it and so forth.

And typically — and just as a reminder, we launch about 10 to 12 products a year and ordinarily, we might have a team of surgeon helping us with evaluating those products of I would say between three to five, typically, on a product launch. That gets us through the beta stage and those surgeons are compensated on a patient report form basis.

And then once we are able to commercialize the products, those surgeons are no longer part of that process. Their contribution is completed.

The last part that we provide compensation for is a per diem to surgeons, which is in line with the MDMA. We’re members of the Medical Device Manufacturers Associations. It is line with their recommendations, which I don’t think are any different than what everybody else is using.

But that’s for education, that’s for surgeons coming to NuVasive typically and training other surgeons. So that’s — they receive a per diem for doing that when they come out and help us.

So that’s the general scope of the kinds of relationships that we have.

I can tell you that from an overall compliance perspective, given what we’ve seen happen in the orthopedic industry that we have had a compliance officer in place for some time.

We’ve put additional resources in those areas to ensure that we have the appropriate databases that we’ve gone through all of our agreements, double-checked the accuracy of everything and gone back and just been certain that all of our agreements are in proper order and anything that has not been fully active was terminated.

And so I think that we’re in very good shape overall as a company when it comes to this particular area. And, as I said, very consistent with how we’ve done business all along.

Taylor Harris:	So can you frame for us how many surgeons consult for you or perhaps what percentage of your active accounts have some sort of relationship?

Alex Lukianov:	Well, that varies and changes quite a bit so I think one thing I can say is that when it comes to our royalty burden. That’s about 3 1/2 % so I think that really clarifies that aspect of it of surgeons that have provided us with IP, in particular, or been part of driving the IP.

The rest of it has to do with we train at least 500 surgeons a year here in San Diego so there’s in the order of about 50 surgeons that work with us on an ongoing basis to help us with the educational program. So, you know, that’s about a 10 to 1 ratio. In some cases, it’s 5 to 1, depending upon the size of the courses.

And then with regard to the other product launches, a lot of those agreements will be agreements for actually a specific period of time so it’ll be one year or even less than that and focused on a particular product.

So again, that would be anywhere from three to five surgeons on a product launch, so you can do the math on that given the fact that we launch about ten products a year or 12 products a year.

Taylor Harris:	Okay so let me just reiterate and make sure I got all of that. So the three buckets of compensation you put out there for us are royalties, which is about 3-1/2% of sales. And I assume Dr. Pimenta is a fair chunk of that. Is that right?

Alex Lukianov:	Yes, Dr. Pimenta is the primary pioneer of XLIP with the company and brought to us a great deal of IP and brought to us a lot of obviously terrific ideas.

And in fact, we do not sell any products in Brazil to his institution.

Taylor Harris:	Okay and then on the second bucket is product launches where you’re saying call it ten a year and three to five surgeons work on the alpha beta launches there. So call it 30 to 50 surgeons...

Alex Lukianov:	Yeah.

Taylor Harris:	Helping you with product launches. And then on the surgeon training, you said you got a stable of about 50 surgeons who help you out down in San Diego.

Alex Lukianov:	Right...

Taylor Harris:	So rough numbers, we’re in the 80 to 100 surgeon range out of call it 1,700, that you’ve trained so far.

Alex Lukianov:	Yes and those are just general numbers, but yeah. You know, I’m not giving you exact numbers, but they’re in the ballpark.

Taylor Harris:	Okay and the reimbursement for you said they are per diems on the surgeon training and on these product launch teams, are those hourly reimbursements or are there any retainers there?

Alex Lukianov:	There are not — there are hourly reimbursements, which are set by MDMA, which I think typically do not exceed $400.00 per hour, as far as I recall. So if you take a look at that then it should be typically per diem for a full day’s work will be in the range of $3,200.00, $3,500.00 something like that.

And again I think to put that into a frame of reference that is a loss for a surgeon to travel out here, to spend a day training surgeons versus being in his practice.

And if he were operating and did six XLIFs that day, he would obviously obtain much more compensation from his patients than he ever would coming here.

So it’s really a stipend relative to a surgeon’s time.

Taylor Harris:	Okay. Okay, and I want to move on here, but just a couple more questions on this front.

People always ask me what are the headline risks that we, you know, could expect or should expect. As you think about that topic, you know, what would you put out there for investors that, you know, hey, this could happen; we wouldn’t be surprised if it happened over the next 6 to 12 months?

Alex Lukianov:	You know, I think the chances are slim of that happening. I certainly can’t speculate as to what I think will take place. I can’t speak for what DOJ’s intensions are and I’ve tried to express the best I can how I perceive the situation and how I see the added focus on surgeons from DOJ.

I can say that we are prepared in the event of an investigation. I feel that our house in order and I feel that our practices have been consistent from the get-go with regard to how we compensate surgeons in exchange for services rendered.

Taylor Harris:	Okay. So if you had to abide by the agreement put in place on the orthopod side of things, is there anything material that you think would need to change?

Alex Lukianov:	No.

Taylor Harris:	Okay.

Alex Lukianov:	I do not. I think all of that is actually in place and in fact exactly how we do things today.

Taylor Harris:	Okay, great. And Kevin, maybe just one last question to tie all this up. We can probably do the math ourselves, but is there a percentage of SG&A that you can throw out there roughly that goes to surgeon compensation in one form or fashion? We’ve got the 3.5% I guess from royalties, but how about the other buckets?

Kevin O’Boyle:	No, the other buckets aren’t a material number. You know, the royalty number is really the one, you know, that, you know, the biggest part of that compensation, right? And to Alex’s point is, you know, probably 3%, 3.5% of the overall revenues for NuVasive.

To the other part to comment on is those royalties are paid on the sales of that product to all hospitals with the exception of the hospitals for which those surgeons who participated in its development and therefore their royalty. That is excluded from their payments.

Taylor Harris:	Okay. Got it. All right, let’s move on to the spine market and just the backdrop for elective procedures. So Alex, this is certainly a topic we’ve gotten a lot of questions on. Why don’t you give us your thoughts on the nature of the procedures, how elective or semi-elective they are.

Alex Lukianov:	Well I can tell you from having been a patient that they’re elective but they’re very necessary. So having had a two-level XLIF myself back in March, I can say that you may postpone things by a quarter or two, but once you’ve got leg pain and once you’ve got significant back pain, you’re going to have surgery.

So we’ve — I’ve spent a lot of time talking to surgeons at our various meetings when they come in to NuVasive and ask them about the overall health of their practices and what they’re seeing and most surgeons — just really every surgeon I’ve talked to has said the same thing to me, which is their stream of patients is the same or more than it was before.

We’re seeing those that are doing XLIFs actually have more patients coming to them because of the uniqueness of the approach and the fact that they’re one of the few people doing it in their particular market.

So it’s extremely elective, and as far as our visibility is concerned, you know, looking out over the next 18 months or so that we’ve talked about on our last call, 15 to 18 months, we do not see any kind of a significant change as it relates to 2009 in the market per se or the market growth when it comes to elective procedures.

I think we’re — and I talked about this on our earnings call that I think that where we are seeing pushback and that has to do with capital purchases. NuVasive’s capital purchases represent anywhere between 2% to, say, 5% approximately would be our greatest upside with regard to capital.

And so when we gave our guidance for the rest of this year and also for next year talking about approximately 40% top line guidance, we factored that into that. And so that already accounts for what we believe will be softness in the capital — CAPEX market.

And so the other thing I want to point out is that of course when it comes to CAPEX we sell very little CAPEX, as I said from a percentage perspective, and when we do sell CAPEX, that’s in the form of sets. So that’s when a hospital goes ahead and decides to buy more implants. We give them better pricing in doing so, and so that’s largely how that works.

But if you take a look at XLIF, you take a look at NeuroVision, we confine those products in the vast majority of cases. As I explained with the numbers, well over 95% is confined or brought in on a loaner basis.

Taylor Harris:	Okay. And I just want to clarify as you’ve looked out 15 to 18 months, is your thought that the market as a whole will not see economic sensitivity or is your comment that, look, there may be some economic sensitivity but it just wouldn’t be enough to deter us from hitting our guidance.

Alex Lukianov:	I don’t think it would be enough to deter us. And again, I’m going by what we’re hearing from surgeons. I’m going by what’s happening with regards to the up-take of our products and also the fact you have to remember that, you know, we of course have a pretty small market share relative to the other players, so despite all of our growth, we think there’s a lot of runway ahead of us.

And I think you just saw that. I think you just saw evidence of that very fact with Medtronic having a soft quarter and NuVasive being 74% — I think it was 74%, 73% on top line last quarter in terms of year-over-year growth.

So if you take a look at that and you take a look at our prospects going into next year, it’s our ability to take market share. It’s our ability to penetrate with very unique products and it’s our sales force that’s now 300 people plus that’s out there driving this and being very effective with regard to the revenue we’re getting per representative.

So I’m very bullish on 2009, and I’m very bullish on our prospects of achieving $500 million in revenue that I’ve been talking about now for some time.

Taylor Harris:	Okay. There are I guess just to dig into the consumer nature of the industry, maybe two topics I’d like you to cover. First of all, what is, roughly speaking, the consumer exposure through coinsurance or copays? That’d be number one.

And then number two, I would say your business is somewhat unique in that you have a surgeon base that really does market itself and market its minimally invasive approach. And have you seen any pullback in physicians willing to spend — you know, to market their practice?

Alex Lukianov:	Not seeing any pullback at all. And in fact, we’re starting to see more and more DTC type of efforts taking place on the part of surgeons that are doing XLIFs. So that whole direct-to-consumer push is very much alive and well. And we’re seeing a very strong pull-through of additional cases into those markets.

So I think that that’s very much in line. I think if you take a look at copay situations, obviously depends on the particular insurance program, but you know, for the most part you need to remember that for patients with our technology, there are such advantages to that patients in terms of being able to get up faster and the procedure is faster and the rehab is faster.

And again, I can attest to all those things being true and then some in terms of my own experience.

So it’s very motivating to have your problem resolved. And my problem is 100% resolved and I couldn’t stand for longer than 10 minutes without having very significant leg pain and it’s just a huge motivator.

And I think what we’re seeing now, Taylor, is more and more patients talking it up. As I talk to other patients, you know, people are ecstatic about the results that they’re getting with XLIF, and that’s what’s driving the market opportunity for us.

So I think you have to just look at it from a bigger picture perspective that minimally invasive spine surgery is still a very small percent of the overall market and that’s what’s driving NuVasive’s growth is the fact that we’re able to really address that opportunity with our offerings.

So that’s why I’m so bullish on really what our runway looks like and our ability to get to $500 million.

Taylor Harris:	Yeah. Okay. That’s great. So maybe just one other topic on this front and that is you’ve given us the perspective from surgeons and patients. How about from hospitals? And we’ve seen so many reports about hospital budgets both on the capital and the operating side coming under pressure.

It just sort of makes sense to people that pricing pressure on medical device companies is going to intensify. So where have you seen that, you know and to what extent have you seen that?

Alex Lukianov:	Well I think we’ve certainly seen pricing pressure and it’s been going on for some time in major metropolitan areas in particular.

The thing you need to perceive, I think, about our products is that they are premium priced, but at the same time, they are relative to the cost of an identical offering from a competitor for doing a fusion.

What is happening for us, though, is because we have a small market share overall and because we have a very strong ability to penetrate, what’s happening for us is we’re able to get into accounts that have heretofor been one of the top four spine company accounts and able to get in there and provide a discount that is more in line with whatever those companies have discounted. But it gives us a lot of new and incremental business.

I think the best way to measure the impact on our company is to look at our gross margin and we feel comfortable that our gross margin will be in the low 80% range as we move into next year.

We believe that is sustainable, as our international business continues to grow, that will drive our gross margin down a couple of points.

And as our biologic business grows with Osteocel short term, that’s going to drive it down a little bit, too, but it still keeps it right around — we’re very comfortable with it being right around 80% as we move into next year. And then we’ll certainly give guidance past that.

But it’s still going to be in that same ballpark of the gross margin expectation.

Taylor Harris:	Okay. So you’re saying low 80% range even with the effect of Osteocel, ramping international business and larger accounts or is.

Alex Lukianov:	Yes. That’s exactly what I’m saying for 2009, yes.

Taylor Harris:	Okay. And any — and at these larger accounts, is — are you having to give concessions relative to where, let’s say, Adanac on the pricing front just to get in the door or is that simply what they pay and that’s just — you have to take that to play ball on those accounts?

Alex Lukianov:	Yeah, it’s kind of the same thing, you know, in terms of what you have to give the products for, but what’s happening is a lot of that comes from the various more, let’s call them, some of the classic fusion products and we haven’t been able to participate in that space until recently.

So with the cervical offering, clearly we see, you know, downward pressure and we’ve seen it for years on the cost of the cervical construct.

We certainly see downward pressure and have seen it on the pedicle screw offerings and so forth which are more, again, for open cases. But XLIF, again, has been able to maintain a premium position, even going into these accounts, so I don’t expect that to change very much at all.

Taylor Harris:	Okay. And just on the — on XLIF and the whole competitive space around lateral procedures, we certainly heard a lot of buzz at NASS from competitors with other lateral approaches, and I’m just curious — and you talked about some of this on your call — but what have you seen since NASS?

Was there anything at NASS that troubled you from a competitive perspective? And since NASS, have the competitors been making a concerted push in this area more so than before?

Alex Lukianov:	I haven’t seen more of a concerted push, nor did I see anything impressive with regard to the various lateral attempts. And I’m not trying to be coy in saying that, but really our assessment is that we are so far ahead of everyone else, NeuroVision, of course, has been key to our procedure. There’s much more to it than NeuroVision, but now that M5 is out, we’re now several more years ahead of all of our competitors.

So I think what’s happened which is great and has a lot to do with our growth is that everybody is talking lateral.

And the more they talk lateral, the better it is for NuVasive because as each one of those companies goes out there and tries to push their particular approach to it, it’s so clearly differentiates our technology in terms of our hunting algorithm with NeuroVision, or the difference of our footprints of our implants, the overall instrumentation that we’ve refined over the last five years, there is such a huge difference.

And this isn’t just me parroting what our engineers have said or our marketing folks, this is what surgeons tell us. Surgeons tell us there’s just absolutely makes no sense to them to use a lot of these competitive products that are starting to rear their heads.

Especially we’ve heard a lot that about DLIF in terms of what Medtronics has put together and see very little traction when it comes to DLIF. And DLIF has been out there the longest in the hands of the company with the biggest market share.

Taylor Harris:	And is the advantage that you have with NeuroVision right now, what part of that is patent protected versus just your several generations ahead on the technology front?

Alex Lukianov:	We probably have the absolute strongest protection surrounding NeuroVision and the utilization of XLIF with NeuroVision. So there’s a very strong patent position and we have, I think — I forget what the exact number of patents is that we have. What is the number Kevin?

Kevin O’Boyle:	We’re in the 50s to 60s.

Alex Lukianov:	Yeah, and we have — I believe we have 250 patents pending at this point in time. So we’re in very solid shape.

Taylor Harris:	And does that cover — what are the key elements that that covers? Is the real-time feedback?

Alex Lukianov:	It covers a lot of things. I’d rather not go into specifics, given the fact that we have a litigation with Medtronics relative to XLIF, but we feel that we’re in a very strong position when it comes to IP and are vigorously planning to defend ourselves, as well as to go on the offensive when it comes to that particular lawsuit.

Taylor Harris:	Okay. Excellent. Let’s just try to cover a couple of other topics before we conclude the call.

There are — I have gotten a number of questions recently about the insider seeing that we’ve seen. So — and I believe that is under 10b5-1 plans but maybe just clarify that for us. And is there a window here that we’re seeing where people can sell that will close at some point.

Alex Lukianov:	Well, all of the executives are under a 10b5-1. They have been since the company went public, so all of the selling is entirely controlled by that plan.

I want to make a comment with regard to our policy relative to that, and that is that executives are not allowed to sell more in one year than they take in relative to their vesting schedule; so that our aim is to ensure that all of our executives maintain their relative position of ownership in the company.

And if you take a look at our executives, myself, for example, Keith Valentine, Pat Miles, who have been here for some time, I am in my 10th year with the company, many of my options would be expiring if I was not exercising them. Keith and Pat are at 8 years and they’re approaching 9 years. So it’s the same situation for them.

So if you take a look at several of the officers that have been here for some time, that’s the situation that we’re in. So it’s all through a controlled selling process and, you know, whether the stock goes up or whether the stock goes down, it gets sold on the same schedule.

And I think it’s only reasonable for people to diversify their portfolio. So my holdings in the company have largely been the same over the years, so my position has not changed dramatically at all. I own a significant amount of stock which I am not selling.

And we also purchase stock and that isn’t talked about very much but we all purchase stock through our ESPP program and we purchase that to the maximum on an ongoing basis.

Taylor Harris:	Okay. Great. And then...

Alex Lukianov:	And I would say that if I could buy 10 million shares today, I would buy 10 million shares today. I can’t tell you how frustrated I am. So...

Taylor Harris:	I wish I could buy — I wish I had the capital to buy 10 million shares, as well.

So Alex, just to make sure I understood, senior executive ownership by policy cannot go down. It can only stay flat or go up.

Alex Lukianov:	And for the most part it stays flat. So the objective is for it to stay flat.

Taylor Harris:	Okay.

Alex Lukianov:	It could go up, but yes, it’s — I just want to make sure that people retain their position.

Taylor Harris:	Okay. And Kevin, the last question here, just looking at the shape of your P&L right now where you’re close to, call it, $250 million of sales, just turning the profitability corner, so, you know, we certainly — a lot of people ask where is all the money going, when are we going to see real leverage and you’ve given some forward-looking guidance about that.

So maybe just, you know, one more time give us your perspective on how the P&L looks, how it’s going to take shape over the next few years.

Kevin O’Boyle:	Sure. You know, we’ve talked about the $500 million, you know, midterm target, if you will, and we’ve publicly said, you know, for a number of years now that at $500 million in revenues that the company’s operating income non-GAAP operating income would approximate 20%, and that’s before stock based comp and amortization of intangibles, which are really driven from, you know, the acquisitions that we’ve done.

So we’re confident in that. We plan around that and we are diligent in making sure that as we get the $500 million that we deliver to that statistic.

Taylor Harris:	Okay.

Kevin O’Boyle:	In 2008, Taylor, you know, we talked about the need to invest in the infrastructure of the company, whether that be, you know, on a new computer system with SAP or whether that be, you know, in a campus-leased campus environment here so that we can have the people that are going to get the job done and therefore be able to maintain the space for some period of time to accommodate the growth. Those, as you know, are fixed expenses.

As we move into ‘09 and even more importantly ‘10 and ‘11, for profitability, we’re able to leverage off that fixed expense base which is in, obviously the SG&A category and which will allow us to, you know, continually show increased profitability.

Taylor Harris:	Okay. So I guess our assumption going forward is that the primary source of leverage is going to be SG&A. Are there any items in the P&L that you actually need to increase spending on as a percentage of sales?

Kevin O’Boyle:	No. Nothing comes to mind that we’re going to need to increase spending on as a percent of sales. I think things are going to continually be leveraged, you know, as we grow the top line.

Taylor Harris:	Yep.

Kevin O’Boyle:	In 2009, we talked about, you know, 11% to 13% operating income, non-GAAP operating income, so we should see, you know, increased profitability in ‘09 in accordance with what we guided to on our last conference call. You know, and we feel confident about our ability to certainly hit that.

We’re, you know, very bullish on our future. We’re very bullish with a 40% growth factor that we talked about, you know, given the, you know, current environment that we’re all dealing with.

So, you know, you’re hearing very positive tones from us.

Taylor Harris:	Well, great. Well, Alex and Kevin, I want to thank you so much for committing this time this morning.

Alex, before we conclude, is there any final remarks you would want to make?

Alex Lukianov:	I just wanted to, again, state that, you know, there’s a huge difference between what we have and our product offering relative to Osteocel and we’re very excited about the biologics opportunity. And I think Kevin has done a nice job of capturing our overall financials and what that looks like next year.

So, you know, we’re very bullish on 2009. We’re very bullish on getting to $500 million and we feel that the company is really starting to fire on all cylinders. And I think we’re seeing that in the penetration with our representatives and our sales force is very strong.

And we continue to be able to recruit from some of the best companies in the business. They want to be at NuVasive. They want to be part of what’s really driving this company, which is XLIF and lateral technology for many years to come, so we’re very excited about where we are and what our prospects look like.

Taylor Harris:	Great. Well thank you guys. Once again, I want to thank everybody from the audience for joining. We will have a transcript available I believe 24 hours from now, so just contact me if you’d like a copy of that.

And with that, we’ll conclude this call and hope everybody has a great rest of your day.

Alex Lukianov:	Thanks a lot.

Kevin O’Boyle:	Thank you.
END